Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Entech Solar, Inc. and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of Entech Solar, Inc. on Form S-1, Amendment No. 1, of our report dated March 16, 2009, appearing in the Annual Report on Form 10-K of Entech Solar, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

September 1, 2009